Exhibit 13.2
906 Certification
June 28, 2011
The certification set forth below is being submitted to the Securities and Exchange Commission in connection with the Annual Report on Form 20-F for the year ended December 31, 2010 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Tony Shen, the Chief Financial Officer of Ku6 Media Co., Ltd., certifies that, to the best of his knowledge:
1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Ku6 Media Co., Ltd.
This Certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission.

By:	/s/ Tony Shen
	Name:	Tony Shen
	Title:	Chief Financial Officer (principal financial officer)